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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                         NORTH AMERICAN SCIENTIFIC, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    65715D100
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                SCHEDULE 13G

     CUSIP NO.   65715D100                 PAGE 2 OF 4 PAGES

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         1   NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Irwin A. Olian
-------------------------------------------------------------------------------

         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  / /
                                                                     (b) /X/
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         3   SEC USE ONLY

-------------------------------------------------------------------------------

         4   CITIZENSHIP OR PLACE OF ORGANIZATION

                   U.S.
-------------------------------------------------------------------------------

                      5   SOLE VOTING POWER

                            40,000
                    -----------------------------------------------------------
         NUMBER
           OF
         SHARES       6   SHARED VOTING POWER
     BENEFICIALLY           0
         OWNED     -----------------------------------------------------------
          BY          7   SOLE DISPOSITIVE POWER
         EACH               40,000
       REPORTING   -----------------------------------------------------------
        PERSON        8   SHARED DISPOSITIVE POWER
         WITH               0
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        9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON

                 40,000
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       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES*                               / /

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       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               1.00%
-------------------------------------------------------------------------------

       12    TYPE OF REPORTING PERSON*

               IN
-------------------------------------------------------------------------------

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ITEM 1 (a)          Name of Issuer:    North American Scientific, Inc.

ITEM 1 (b)          Address of Issuer's Principal Executive Offices:
                       7435 Greenbush Avenue,
                       North Hollywood, CA 91605

ITEM 2 (a)          Name of Person Filing:   Irwin A. Olian

ITEM 2 (b)          Address of Principal Business Office, or , if none,
                    Residence:
                       415 Carroll Canal
                       Venice, California 90291

ITEM 2 (c)          Citizenship:    United States

ITEM 2 (d)          Title of Class of Securities:
                       Common Stock, $0.01 par value

ITEM 2 (e)          CUSIP Number:    65715D100

ITEM 3              Not Applicable.

ITEM 4              Ownership:
                    The following information is provided as of
                      December 31, 1997:

                    (a)   Amount Beneficially Owned:   40,000

                    (b)   Percent of Class:    1.00%

                    (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: 40,000

                    (ii)  shared power to vote or to direct the vote: 0

                    (iii) sole power to dispose or to direct the
                          disposition of: 40,000

                    (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5              Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X ].


                                Page 3 of 4 Pages

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ITEM 6              Ownership of More than Five Percent on Behalf of Another
                     Person:

                         Not Applicable.

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                         Not Applicable.

ITEM 8              Identification and Classification of Members of the Group:

                         Not Applicable.

ITEM 9              Notice of Dissolution of Group:

                         Not Applicable.


ITEM 10        Certification:

                         Not Applicable.


                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 9, 1998


Signature:  /s/ Irwin A.Olian
            --------------------------

Name/Title:    Irwin A. Olian









                               Page 4 of 4 Pages